Exhibit 99.1

Primus to Acquire Broad Daylight, Inc.

and Reports Second Quarter 2003 Results

SEATTLE, WA—August 12, 2003—Primus Knowledge Solutions, Inc. (Nasdaq: PKSI) today announced that it has reached an agreement to acquire Broad Daylight, Inc., an e-service software developer specializing in solutions for customer and employee self-service. The acquisition will further strengthen Primus’ position as a market leader in providing software solutions for assisted service and Web-based self-service. Under the terms of the agreement, Primus will purchase Broad Daylight, Inc. for 2,090,000 shares of Primus common stock, plus cash equal to the value of 110,000 shares of Primus common stock. The acquisition is subject to customary closing conditions and is expected to close in September 2003.

“Our acquisition of Broad Daylight further strengthens Primus’ offerings to address the entire customer service continuum. The combined offerings will leverage natural language search and rules-based problem-solving technologies, and will provide a complete range of options for companies looking for assisted service and self-service solutions,” said Michael Brochu, president and CEO of Primus.

Brochu continued, “In addition to its world class technology, Broad Daylight also has a marquee customer base, including Cisco, Kodak, McDonald’s and SBC Communications, a perfect complement to the 200 mid-market and Global 2000 companies that rely on Primus software to power their call centers, help desks and Web self-service environments.”

Broad Daylight is well regarded within the industry and is listed as the most “Visionary” in Gartner’s 2003 e-Service Magic Quadrant, evaluated on several criteria, including customer references; open architecture; innovative functionality; industry reputation and successful enterprise-wide deployments.

“The combination of Broad Daylight and Primus is a logical, positive step for both companies,” said Louise Kirkbride, CEO of Broad Daylight. “Primus is an acknowledged leader in the call center and corporate help desk markets. The addition of Broad Daylight’s self-service offerings expands Primus’ end-to-end knowledge management solutions for companies looking to reduce costs and improve service.”

In addition to the acquisition news, Primus announced its financial results for the second quarter ending June 30, 2003.

“The quarter presented both opportunities and challenges. We continued to see growth in our sales pipeline but also continued to encounter delays in the sales cycle. We had several significant wins in the quarter, only to have the buying pushed out of the quarter as a result of extended procurement processes. We have begun the third quarter with great momentum, having already booked more license revenue than in the second quarter and by adding revenue generating, enterprise class customers and self service solutions through the Broad Daylight acquisition,” added Brochu.

For the quarter ended June 30, 2003, revenues were $3.7 million, total operating expenses were $5.1 million and the net loss was $2.7 million or $0.14 per share. During the quarter ended June 30, 2003, Primus signed contracts with Blackbaud, Brocade Communications Systems, Hewlett Packard, Legato Systems, Online Development Inc., Washington Mutual Bank and others.

For the six months ended June 30, 2003, revenues were $9.2 million, total operating expenses were $10.5 million and the net loss was $3.8 million or $0.20 per share.

As of June 30, 2003, Primus had cash, cash equivalents and short-term investments of $10.7 million.

For the quarter ended June 30, 2002, revenues were $4.2 million, total operating expenses were $6.3 million and the net loss was $3.2 million or $0.17 per share.

For the six month period ended June 30, 2002, revenues were $10.3 million, total operating expenses were $13.5 million (including a restructuring charge of $435,000) and the net loss, including the cumulative effect of a change in accounting principle recorded in the first quarter of $2.3 million, was $8.0 million, or $0.42 per share. The loss before the cumulative effect of the change in accounting principle was $5.7 million or $0.30 per share.

During the first quarter of 2002, Primus executed a restructuring plan to reduce headcount and infrastructure, and to eliminate excess leased facilities, and recorded $435,000 in restructuring and other related charges. Also during the first quarter of 2002, Primus recorded a non-cash, transitional impairment loss of approximately $2.3 million, or $0.12 per share, as a result of the January 1, 2002 adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which requires that goodwill no longer be amortized to earnings, but instead be tested at least annually for impairment.

About Primus

For more than a decade, Primus® (Nasdaq: PKSI) has provided knowledge management software solutions that help companies define, meet, and exceed the productivity and quality goals of their contact centers, help desks, and Web self-service environments. Businesses around the world use Primus software to increase customer satisfaction, improve employee efficiency, and lower operating costs. Primus customers include such industry leaders as 3Com, Airbus, The Boeing Company, EMC, Enterasys, Ericsson, Inc., Fujitsu Limited, Inc., IBM, Motorola, Novell, T-Mobile, and VeriSign. For more information, visit Primus on the Web at www.primus.com or call 206-834-8100.

Primus, Primus Knowledge Solutions, Primus Answer Engine, Primus eServer, Primus eSupport and Primus eServer iView are registered trademarks or service marks of Primus Knowledge Solutions, Inc. Other products and company names mentioned in this press release may be the trademarks of their respective owners.

Any statements, expectations and assumptions contained in this press release that do not describe historical facts, such as statements about the integration, performance, use, and deployment of Primus products and the anticipated results constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There is no guarantee that these results will actually occur. Any forward-looking statements contained in this release are based on current expectations, are not guarantees of future performance, and are subject to a number of risks and uncertainties. Factors that could cause actual results to differ materially from current expectations include the following: difficulties encountered in the integration, deployment, or implementation of the Primus products and customer’s systems; failure in the customer’s widespread adoption and use of the Primus products; quality of the customer’s database of solutions; fluctuations in customer demand; use of the Web as a delivery vehicle for customer support or eCRM solutions; risk resulting from new product introductions and customer acceptance of new products; rapid technological change; the risks associated with competition and the rapid consolidation of competitors; continued growth in the use of the Internet; the ability of Primus to manage its growth and integration efforts and the ability of Primus to compete successfully in the future, as well as other risks identified in Primus’ Securities and Exchange Commission filings, including but not limited to those appearing under the caption “Factors Affecting our Future Operating Results” in Primus’ Report on Form 10-K filed in March of 2003 and Primus’ Report on Form 10-Q filed in May of 2003.

Primus Knowledge Solutions, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2003	December 31, 2002
Assets
Current assets:
Cash, cash equivalents and short-term securities	$10,749	$12,958
Accounts receivable, net	2,695	4,201
Prepaids and other assets	951	847

Total current assets	14,395	18,006

Property and equipment, net	1,435	2,268
Note receivable from related party	750	750
Deposits and other assets	195	236

Total assets	$16,775	$21,260

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accruals	$4,092	$4,174
Deferred revenue	5,600	6,228

Total current liabilities	9,692	10,402

Total shareholders’ equity	7,083	10,858

Total liabilities and shareholders’ equity	$16,775	$21,260

Primus Knowledge Solutions, Inc.

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenue:
License	$466	$1,108	$2,841	$3,565
Service	3,251	3,132	6,364	6,702

Total revenue	3,717	4,240	9,205	10,267
Cost of revenue:
License	57	44	154	117
Service	1,242	1,148	2,381	2,443

Total cost of revenue	1,299	1,192	2,535	2,560
Gross profit	2,418	3,048	6,670	7,707
Operating expenses:
Sales and marketing	2,527	2,925	5,125	5,992
Research and development	1,874	2,099	3,690	4,484
General and administrative	702	1,282	1,675	2,635
Restructuring charges	—	—	—	435

Total operating expenses	5,103	6,306	10,490	13,546
Loss from operations	(2,685)	(3,258)	(3,820)	(5,839)
Other income, net	12	93	67	203

Loss before income taxes and cumulative effect of change in accounting principle	(2,673)	(3,165)	(3,753)	(5,636)
Income tax expense	(31)	—	(81)	(70)

Loss before cumulative effect of change in accounting principle	(2,704)	(3,165)	(3,834)	(5,706)
Cumulative effect of change in accounting principle	—	—	—	(2,281)

Net loss	$(2,704)	$(3,165)	$(3,834)	$(7,987)

Basic and diluted net loss per common share:
Loss before cumulative effect of change in accounting principle	$(0.14)	$(0.17)	$(0.20)	$(0.30)
Cumulative effect of change in accounting principle	—		—	(0.12)

	$(0.14)	$(0.17)	$(0.20)	$(0.42)

Weighted average shares used in computing basic and diluted net loss per common share	19,053,898	18,949,722	19,053,860	18,947,723